UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 15, 2018

Regional Health Properties, Inc.

(Exact Name of Registrant as Specified in Charter)

Georgia	001-33135	81-5166048
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

454 Satellite Boulevard, NW

Suite 100

Suwanee, Georgia 30024

(Address of Principal Executive Offices)

(678) 869-5116

(Registrant’s telephone number, including area code)

Not applicable.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

During February 2018, Regional Health Properties, Inc. (the “Company”) has secured $16.25 million in new financing, the proceeds of which have been used to repay approximately $10.2 million in outstanding indebtedness, including $1.5 million of the outstanding convertible debt.

On February 15, 2018 (the “Closing Date”), the Company entered into a loan agreement (the “Loan Agreement”) among: (i) the Company, as guarantor; (ii) certain wholly-owned subsidiaries of the Company, as borrowers (the “Borrowers”); (iii) certain-wholly owned subsidiaries of the Company, as guarantors (together with the Company, the “Guarantors”); and (iv) Pinecone Realty Partners II, LLC, as lender (the “Lender”).  Pursuant to the Loan Agreement, the Lender made four separate loans (the “Loans”) to the Borrowers on the Closing Date with an aggregate principal amount of $16.25 million (the “Pinecone Credit Facility”).  The Pinecone Credit Facility refinanced existing mortgage debt in an aggregate amount of $8.7 million on three skilled nursing properties, each leased by a Borrower to a third-party operator (the “Facilities”).

The maturity date of each Loan is August 15, 2020 (the “Maturity Date).  Each Loan bears interest at a fixed rate equal to 10% per annum for the first three months after the Closing Date and at a fixed rate equal to 12.5% per annum thereafter, subject to adjustment upon an event of default and specified regulatory events.  During the continuance of an event of default, the Loans bear interest at a default interest rate equal to the per annum effective interest rate otherwise applicable at such time plus an additional 5%.  Beginning March 1, 2018, the first payment date, accrued and unpaid interest on the outstanding principal amount of the Loans is payable by the Borrowers to the Lender in consecutive monthly installments.   The entire unpaid principal amount of the Loans is due on the Maturity Date, together with all accrued and unpaid interest and a finance fee equal to 3% of the original principal amount.

Each Loan is guaranteed by the Company, and certain of the Loans are guaranteed by an additional Guarantor. The Loans are subject to customary operating and financial covenants and regulatory conditions for each of the Facilities, which could result in additional monthly interest charges during any non-compliance and cure period. Any Borrower may prepay its Loan in full beginning on the date that is thirteen months after the Closing Date, subject to the payment of a specified finance fee and, with respect to any prepayment made between March 15, 2019 and September 15, 2019, a prepayment premium equal to 1% of the principal amount being repaid.  A specified early termination fee is payable in the event any Loan is prepaid (in whole or in part) or is accelerated on or before the first anniversary of the Closing Date.

The Loans and the related documentation contain customary events of default, including, but not limited to: (i) any representation or warranty made, or financial or other information provided, by any Borrower or Guarantor under the Loan Agreement being false or misleading in any material respect; (ii) the failure by any Borrower to make required payments; (iii) the failure by any Borrower or Guarantor to perform or comply with certain agreements and covenants; (iv) certain defaults under other indebtedness of the Company and its subsidiaries; (v) certain change of control transactions involving the Borrowers and Guarantors; and (v) the occurrence of a default under the leases regarding certain of the Company’s facilities. Upon the occurrence of certain events of default, the Lender may declare the entire unpaid principal balances under the Loans, together with all accrued interest and other amounts payable to the Lender under the Loans, immediately due and payable. The Loans are secured by, amongst other things, first priority liens on the Facilities and all tangible and intangible assets of the Borrowers owning the Facilities, including personal property and fixtures, the leases associated with the Facilities and all revenue generated by the Facilities, including all rent payments received from the operators thereof. Pursuant to the Loan Agreement, the Company issued a note (the “Note”) in favor of AdCare Property Holdings, LLC (“AdCare Holdco”), a Borrower and Guarantor under the Loan Agreement, in the original principal amount of $3.5 million, which is equal to the original principal amount of the Loan made by the Lender to AdCare Holdco.  In addition, AdCare Holdco pledged its equity interest in a number of specified subsidiaries and its interest in the Note as collateral.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference in this Item 2.03.

Item 8.01. Other Events.

On February 15, 2018, the Company repaid to Cantone Asset Management, LLC the outstanding principal balance of $1.5 million, together with accrued interest thereon, on the convertible debt issued in July 2012, with a maturity date of April 30, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	February 22, 2018	REGIONAL HEALTH PROPERTIES, INC.

/s/ E. Clinton Cain
E. Clinton Cain
Interim Chief Financial Officer, Senior Vice President, Chief Accounting Officer and Controller

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